EXHIBIT 99.2

Worthington Industries Completes Board of Directors Transition and Declares Quarterly Dividend

COLUMBUS, Ohio, Sept. 27, 2023 (GLOBE NEWSWIRE) -- The board of directors of Worthington Industries, Inc. (NYSE:WOR) today announced that John Blystone, the Company’s long-time Lead Independent Director has been named Executive Chairman. Blystone’s appointment completes a planned succession with Executive Chairman John P. McConnell, who will now retire. The board also declared a quarterly dividend of $0.32 per share. The dividend is payable on December 15, 2023, to shareholders of record on November 15, 2023.

McConnell, who retired as the Company’s chief executive officer in September 2020, said, “I am proud of all we have accomplished since I joined Worthington nearly 50 years ago. I look forward to remaining a meaningful, long-term shareholder of both Worthington Enterprises and Worthington Steel, and watching the continued success of both companies. John [Blystone] has done an excellent job as Lead Director the past 16 years. I know the board is in good hands and it will be a seamless transition with him in the role as Executive Chairman.”

The Company announced in September 2022 its “Worthington 2024” plan to separate its Steel Processing business and create two, stand-alone, publicly traded companies by 2024, Worthington Enterprises and Worthington Steel.

“John [McConnell] has done a fantastic job leading Worthington Industries and the Board. I’m honored to follow him in service as Executive Chairman at this exciting time for our Company,” said Blystone. “We have a committed board, strong leadership and a dedicated team at Worthington, and I look forward to continuing to work together to drive value for shareholders and support the success of Worthington 2024.”

In January 2023, John H. McConnell II joined the Worthington Industries board and is expected to serve on the board of both companies after the planned separation.

John B. Blystone, 70, has served as a director of Worthington Industries since 1997 and as the Lead Independent Director since January 2007. Blystone is General Partner of Blystone Capital Partners. He served as Chairman of the Board, President and Chief Executive Officer of SPX Corporation, a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services and service solutions, from December 1995 to December 2004, when he retired. From 1991 to 1995, Blystone served in various managerial and operating roles with General Electric Company and served as Chairman of the Board of Freedom Group, Inc., from August 2010 to March 2012. He graduated from the University of Pittsburgh with a Bachelor of Science degree.

McConnell, 69, began his career at Worthington in 1975 as a general laborer, later working in sales and operations with increasing responsibility.  He was instrumental in administering the Company’s highly recognized employee-focused policies as head of personnel, including the Company’s focus on health and wellness that featured the opening of an onsite fitness center in 1985 and onsite medical center and pharmacy for employees and their families in 1994.

McConnell was named CEO in 1993 and in 1996 succeeded his father as Chairman of the Board. As CEO, McConnell streamlined Worthington’s focus on steel-related businesses, expanded the Company’s global footprint and enhanced its joint venture strategy, significantly growing profitability.  Perhaps McConnell’s greatest achievement is the Transformation Plan, implemented in 2007, that positioned the Company to emerge from the Great Recession with expanded market share and profitability, and these efforts continue to be a key driver of the Company’s success.  In his last 10 years as CEO, Worthington expanded its business by completing 20 acquisitions.  McConnell’s commitment to shareholders is evidenced by the Company paying a quarterly dividend ever since becoming a public company more than 50 years ago and increasing the dividend for 13 consecutive years.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company pursuing its vision to be the transformative partner to its customers, a positive force for its communities and earn exceptional returns for its shareholders. For over six decades, the Company has been delivering innovative solutions to customers spanning industries such as automotive, energy, retail and construction. Worthington is North America’s premier value-added steel processor and producer of laser welded solutions and electrical steel laminations that provide lightweighting, safety critical and emission reducing components to the mobility market. Through on-board fueling systems and gas containment solutions, Worthington serves the growing global hydrogen ecosystem. The Company’s focus on innovation and manufacturing expertise extends to market-leading consumer products in tools, outdoor living and celebrations categories, sold under brand names, Coleman®, Bernzomatic®, Balloon Time®, Level5 Tools®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™; as well as market leading building products, including water systems, heating & cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories.

Headquartered in Columbus, Ohio, Worthington operates 52 facilities in 15 states and nine countries, sells into over 90 countries and employs approximately 9,000 people. Founded in 1955, the Company follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and transform, Worthington is committed to providing better solutions for customers and bettering the communities where it operates by reducing waste, supporting community-based non-profits and developing the next generations of makers.

Safe Harbor Statement
Worthington Industries wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by Worthington Industries which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts described from time to time in Worthington Industries’ filings with the Securities and Exchange Commission, including those related to COVID-19 and the various actions taken in connection therewith, which could also heighten other risks.

SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com